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                                                FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO: 333-62146


                              PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED NOVEMBER 26, 2001)

                                2,941,176 Shares

                                 RAZORFISH, INC.

                              Class A Common Stock

                                 $0.17 per share

     We are offering 2,941,176 shares of our Class A common stock at a price of $0.17 per share. We have engaged on a reasonable best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering.

     Our common stock is quoted on the Nasdaq National Market under the symbol "RAZF". On January 11, 2002, the last reported sale price for the common stock on the Nasdaq National Market was $0.19 per share.

     Investment in the securities being offered involves risks. See "Risk Factors" beginning on page 1 of the accompanying prospectus and on page S-3 of this prospectus supplement.

                                                  Per Share        Total
                                                  ---------        -----
Offering Price                                     $0.17000       $500,000
Commission to Placement Agent                      $0.00825        $27,500
Offering Proceeds to Razorfish                     $0.16175       $472,500

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus supplement is not complete without the prospectus dated November 26, 2001 and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

                               LADENBURG THALMANN

          The date of this prospectus supplement is January 14, 2002.

                                      S-1

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                                TABLE OF CONTENTS

                                                                   Page
                                                                  -------
                         Prospectus Supplement

               About This Prospectus Supplement                     S-3
               Forward-Looking Statements                           S-3
               Risk Factors                                         S-3
               Use of Proceeds                                      S-3
               Dilution                                             S-3
               Plan of Distribution                                 S-4
               Incorporation of Certain Information by Reference    S-4


                                   Prospectus

               About This Prospectus                                  1
               Risk Factors                                           1
               Consolidated Ratio of Earnings to Fixed Charges       11
               Forward-Looking Statements                            12
               Use of Proceeds                                       12
               General Description of Securities                     13
               Plan of Distribution                                  17
               Legal Matters                                         14
               Experts                                               19
               Recent Developments                                   19
               Where You Can Find More Information                   21
               Incorporation of Certain Information by Reference     21

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                                      S-2

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                        ABOUT THIS PROSPECTUS SUPPLEMENT

         We provide information to you about this offering of shares of our Class A common stock in two separate documents: (a) the prospectus, dated November 26, 2001, which provides general information, some of which may not apply specifically to this offering, and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus" we are referring to both documents combined.

IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE PROSPECTUS, YOU SHOULD RELY ON THIS PROSPECTUS SUPPLEMENT.

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" on page 21 of the accompanying prospectus.

                           FORWARD-LOOKING STATEMENTS

         This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain some "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that is based on the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. Please see the disclosure regarding forward-looking statements on page 12 of the accompanying prospectus.

                                  RISK FACTORS

         Before purchasing our common stock, you should carefully consider the risks described below in this section, risks described under the heading "Risk Factors" beginning on page 1 of the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus.

         We will retain broad discretion in the use of proceeds from this offering and may not obtain a significant return on the use of these proceeds.

         We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management has discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

                                 USE OF PROCEEDS

         We expect the net proceeds from the sale of the Class A common stock to be approximately $467,000 after deducting offering expenses and $27,500 of placement agent fees. We intend to use substantially all of the net proceeds for working capital or general corporate purposes.

                                    DILUTION

         Assuming that the sale of 12,574,643 shares of our Class A common stock in the aggregate pursuant to our prospectus supplements dated November 26, 2001, December 24, 2001, December 28, 2001 and January 11, 2002, had been completed as of September 30, 2001, our pro forma deficit in net tangible book value as of September 30, 2001 would have been $(3,942,000), or $(0.034) per share. Pro forma deficit in net tangible book value per share is equal to our total tangible assets minus our total liabilities divided by the number of shares of our Class A Common stock outstanding. Purchasers of our Class A common stock will have an immediate dilution per share. This dilution excludes the dilutive effect of options granted.

          Assuming that we had also sold the 2,941,176 shares of our Class A common stock in this offering at a public offering price of $0.17 per share, and after deduction of placement agent fees and estimated offering expenses, our pro forma deficit in net tangible book value as of September 30, 2001 would have been $(3,475,000), or $(0.029) per share of Class A common stock. This represents an immediate increase in net tangible book value of $0.005 per share to existing stockholders (including those who purchased shares of our Class A common stock pursuant to prospectus supplements dated November 26, 2001, December 24, 2001 and December 28,

                                      S-3

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2001, and January 11, 2002) and an immediate dilution of $0.199 per share to purchasers of our Class A common stock in this offering, as illustrated in the following table:

       Public offering price per share of Class A common stock ............................               $0.17

         Pro forma deficit in net tangible book value per share of Class A common stock as of September 30, 2001 ............................................ $(0.034)

         Increase per share of Class A common stock attributable to the offering ..........   0.005
                                                                                            -------
       Pro forma deficit in net tangible book value per share of Class A common                          (0.029)
         stock after the offering .........................................................             -------

       Dilution per share to new investors ................................................            $  0.199
                                                                                                       ========


                              PLAN OF DISTRIBUTION

         We have engaged on a reasonable best efforts basis Ladenburg Thalmann & Co. Inc., as our placement agent for this offering. Ladenburg Thalmann is not committed to purchase any of our securities. Ladenburg Thalmann has arranged for a single purchaser to purchase all of the shares of Class A common stock we are offering by this prospectus supplement. Ladenburg Thalmann has advised us that it will not purchase any shares of our securities for its own account or for any discretionary accounts managed by it.

         In consideration for acting as placement agent for this offering and for providing other financial advisory services, we have agreed to pay Ladenburg Thalmann a placement fee equal to 5.5% of the gross proceeds from this sale of our Class A common stock. We have agreed to indemnify Ladenburg Thalmann, its stockholders, directors, officers, employees, agents affiliates and controlling persons from an against any and all claims, damages, liabilities, or expenses, and all actions in respect thereof arising under the Securities Act.

         The expenses directly related to this offering, not including the placement fee, are estimated to be approximately $15,500 and will be paid by us. Expenses of the offering, exclusive of the placement fee, include printing expenses, transfer agent fees and miscellaneous fees.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (a) Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended on Form 10-K/A;

         (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, as amended on Form 10-Q/A;

         (c) Our quarterly report on Form 10-Q for the quarter ended June 30, 2001, as amended on Form 10-Q/A;

         (d) Our quarterly report on Form 10-Q for the quarter ended September 30, 2001;

         (e) Our current report on Form 8-K dated November 26, 2001;

         (f) Our current report on Form 8-K dated December 11, 2001;

         (g) Our current report on Form 8-K dated December 13, 2001;

         (h) Our current report on Form 8-K dated December 24, 2001;


                                      S-4

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         (i) Our current report on Form 8-K dated December 28, 2001;

         (j) Our current report on Form 8-K dated January 9, 2002;

         (k) Our current report on Form 8-K dated January 10, 2002; and

         (l) The description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating this description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Razorfish, Inc., 32 Mercer Street, New York, NY 10013, Attention: Investor Relations, (212) 966-5960.

         You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                                      S-5